DAVID E. COFFEY
CERTIFIED PUBLIC ACCOUNTANT
3651 LINDELL RD., SUITE H
LAS VEGAS, NV  90103
(702) 871-3979



                                   April 25, 2000

To  Whom It May Concern:
Re: Framing Systems, Inc.

     I hereby give you permission to use the financial statements dated December 31, 1997 which I audited in your filings with the Securities and Exchange Commission.

/s/ DAVID COFFEY
David Coffey
Certified Public Accountant